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                                                                    EXHIBIT 99.1

         RANDY MICHAELS TO HEAD CLEAR CHANNEL NEW TECHNOLOGIES DIVISION


CLEAR CHANNEL ANNOUNCES NEW TECHNOLOGIES DIVISION AND RANDY MICHAELS WILL IMMEDIATELY MOVE FROM RADIO TO LEAD NEW DIVISION. MARK MAYS WILL BE ACTING CEO OF CLEAR CHANNEL RADIO WHILE SEARCHING FOR NEW CEO.

SAN ANTONIO, TX (JULY, 2002) - Lowry Mays, Chairman and Chief Executive Officer of Clear Channel Communications, Inc. announced today that Randy Michaels, currently CEO of Clear Channel Radio, will immediately head up the New Technologies Division of Clear Channel. In this new role Randy will be focused on the changing technological landscape including interactive, wireless broadband and satellite technologies.

Mark Mays, President and Chief Operating Officer of Clear Channel Communications said, "Randy has been, and continues to be, a great contributor to Clear Channel. Without his vision and foresight we would not have been able to develop the best, most well positioned, unduplicatable collection of radio stations in the world. Randy's greatest strength is his ability to see how the radio industry will evolve long before it does. In his new role, Randy will be able to utilize this strength to enable us to react better to the advent of new technologies and their impact on the Company."

Randy Michaels, CEO of Clear Channel New Technologies, said, "I am excited about the opportunity to once again look out in to the future and help shape the way we will adapt to it. I enjoy the challenge and stimulation of breaking new ground and look forward to this newly created position."

Mark Mays will assume the position of Acting CEO of Clear Channel Radio. John Hogan will continue in his position as Chief Operating Officer of Clear Channel Radio. Mr. Hogan added, "The Radio group will miss the presence of Randy's passion and his great sense of humor. Fortunately, Clear Channel Radio has tremendous strength throughout its management ranks. I am confident that our over 300 general managers along with our talented group of 12 senior vice presidents will not miss a beat and will continue with their industry leading performance."

About Clear Channel Worldwide

Visit our website at http://www.clearchannel.com.

Clear Channel Worldwide, headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising and entertainment industries with radio and television stations, outdoor advertising displays, and live entertainment productions and venues throughout the US and in 65 countries around the world.

Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve


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known and unknown risks, uncertainties and other factors which may cause the actual results performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Visit our website at www.clearchannel.com